UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 1, 2010
(Date of earliest event reported)

STEVEN MADDEN, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York		11104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (e) On December 1, 2010, Steven Madden, Ltd. (the “Company”) entered into an employment agreement with Awadhesh Sinha, the Company’s Chief Operating Officer (the “Sinha Employment Agreement”).

The Sinha Employment Agreement, the full text of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, replaces an existing employment agreement with Mr. Sinha, which is to expire by its terms on December 31, 2010. Pursuant to the Sinha Employment Agreement, Mr. Sinha will continue to serve as Chief Operating Officer of the Company for a term commencing on January 1, 2011 and expiring on December 31, 2013, unless sooner terminated in accordance with the terms of the Sinha Employment Agreement. Mr. Sinha’s annual base salary during the term will be $575,000. Mr. Sinha will receive a monthly automobile allowance of $1,750 and the Company shall pay term life insurance premiums on his behalf of approximately $3,500 per year less deductions required to be withheld by applicable laws and regulations. In addition, the Sinha Employment Agreement provides for a grant of 35,000 shares of the Company’s common stock, $0.0001 per share, subject to certain restrictions (the “Restricted Common Stock”), issued on December 1, 2010 under the Steven Madden, Ltd, 2006 Stock Incentive Plan, as amended, which stock is to vest in three annual installments as follows: as to 11,666 shares on the first anniversary of the grant date and as to 11,667 shares on each of the second and third anniversary of the grant date. Additional compensation and bonuses, if any, are at the absolute discretion of the Board of Directors.

The Company may terminate Mr. Sinha’s employment for Cause (as defined in the Sinha Employment Agreement) in which event Mr. Sinha would be entitled to receive only his accrued and unpaid compensation through the date of termination. The Sinha Employment Agreement provides that in the event Mr. Sinha’s employment is terminated by the Company without Cause or by the resignation of Mr. Sinha for Good Reason (as defined in the Sinha Employment Agreement), Mr. Sinha would be entitled to receive payment of his annual base salary, payable at regular payroll intervals, from the date of termination of employment through the longer of (i) the remainder of the term or (ii) six months. In addition, if Mr. Sinha’s employment is terminated by the Company without Cause or by the resignation of Mr. Sinha for Good Reason during the period commencing 120 days prior to a Change of Control (as defined in the Sinha Employment Agreement) and ending 180 days after a Change of Control, Mr. Sinha would be entitled to receive an amount equal to the lesser of (i) three times the total W-2 compensation actually received by him as base salary plus benefits received during the preceding twelve-month period ending on the last previous December 31st, except that, in lieu of the actual base salary compensation received, the annual base salary to which Mr. Sinha was entitled as of the date of such termination or resignation of employment shall be substituted, and (ii) the maximum amount that is tax deductible to the Company under Section 280G of the Internal Revenue Code.

The foregoing description of the Sinha Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sinha Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.1	Employment Agreement, dated as of December 1, 2010, between the Company and Awadhesh Sinha

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2010

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld Chief Executive Officer